Filed Pursuant to Rule 433 of the Securities Act of 1933
Issuer Free Writing Prospectus dated June 29, 2007
Registration No. 333-140630

SHORETEL, INC.

ShoreTel, Inc. is providing you with the following information in connection with its initial public offering:

On June 27, 2007, Mitel Networks Corporation filed a lawsuit against us in the United States District Court for the Eastern District of Texas, alleging that we infringe four U.S. patents held by it. The lawsuit includes claims that relate to components or features that are material to our products. Mitel is seeking a permanent injunction against infringement, attorney’s fees and compensatory damages. This litigation could cause us to incur significant expenses and costs. The outcome of any litigation is inherently unpredictable, and as a result of this litigation, we may be required to pay substantial damages; an injunction may be entered against us that prevents us from manufacturing, using, selling and importing our products; or a license or other right to continue selling our products may not be made available to us at all or may require us to pay substantial ongoing royalties and comply with unfavorable terms. Any of these outcomes could materially harm our business. Even if we were to prevail, this litigation could be costly and time-consuming, divert the attention of our management and key personnel from our business operations, deter distributors from selling our products and dissuade potential enterprise customers from purchasing our products. We believe we have meritorious defenses to Mitel’s claims. We intend to vigorously defend the lawsuit.

To review a filed copy of our current registration statement, click on the following link:

http://sec.gov/Archives/edgar/data/1388133/000089161807000397/f26847paposam.htm

SHORETEL, INC. (“SHORETEL”) HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS SHORETEL HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT SHORETEL AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, SHORETEL, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-(888) 603-5847.